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                             CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF INCORPORATION OF
                                 TRIUMPH GROUP, INC.



         It is hereby certified that:

         1. Article FOURTH, Part A of the Certificates of Incorporation is hereby amended to read in its entirety as follows:

         "FOURTH:

              PART A.  AUTHORIZED SHARES

         The total number of shares of capital stock which the Corporation has authority to issue is 11,081,485 shares, consisting of:

         (1) 30,575 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock");

         (2) 6,500,455 shares of Class A Common Stock, par value $.001 per share (the "Class A Common");

         (3) 4,550,000 shares of Class B Common Stock, par value $.001 per share (the "Class B Common"); and

         (4) 455 shares of Class C Common Stock, par value $.001 per share (the "Class C Common").

         The Class A Common, the Class B Common and the Class C Common are hereafter collectively referred to as the "Common Stock". The Common Stock and the Preferred Stock are hereafter collectively referred to as the "Stock".

         The affirmative vote of the holders of shares entitled to cast a majority of the votes entitled to be cast by all classes of Common Stock and of the holders of a majority of outstanding shares of Class A, Class B and Class C Stock, each voting separately as a class, is required to approve any amendment or waiver of any provision of this Part A."

         2. This Amendment to the Certificate of Incorporation was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a special meeting of all of the Directors, duly convened pursuant to notice, at which a quorum was present and acting throughout,


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and the written consent of the holders of a majority of the outstanding voting stock of the Corporation.

Signed and attested to on _________, 1996

                             Triumph Group, Inc.

                             By:
                                   --------------------------
                                   Richard C. Ill, President

Attest:


-----------------------------
Paul T. Stimmler, Secretary


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